CONSULTING  AGREEMENT

THIS AGREEMENT made effective the 4th day of August, 2006.

BETWEEN:

Twin Mining Corporation
a company continued under the laws of Ontario
(hereinafter called the "Company")

AND

Bill Baird,
of the City of Toronto
(hereinafter called the “Executive”)

In consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which being acknowledged by the parties hereto), the Company and the Executive agree as follows:

1.

Consultant Services

Effective August 4, 2006, the Company hereby agrees to retain the Executive as its Chief Executive Officer on an interim basis and the Executive hereby accepts such retainer with the Company, on the terms and conditions set forth in this Agreement.

2.

Duties

The Executive shall perform such duties for the Company and its subsidiaries as are customary for the office of Chief Executive Officer and as may from time to time, be determined by the Board of Directors of the Company.  The Executive agrees that he shall exercise the powers and authorities and fulfill the responsibilities hereby conferred honestly and in good faith with a view to the best interests of the Company, and shall exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.  The Executive shall refrain from engaging in any business activity or occupation in conflict or competition with the Company.  Notwithstanding the foregoing, it is acknowledged that the Executive may continue to provide services as a consultant to other companies.

3.

Remuneration

(a)

The Executive shall be paid for his services hereunder $20,000 (Cdn.) per month plus GST, payable monthly in arrears.

(b)

Subject to the availability of funds, unpaid fees for services rendered by the Executive to the Company prior to the effective date hereof in the approximate amount of $82,849 (Cdn.) will be paid by the Company as follows:

(i)

$15,000 on or about August 11, 2006

(ii)

The remainder of approximately $67,849 in two equal installments on or about September 5th and October 5th, 2006.

(c)

As soon as reasonably practicable following the execution hereof, the Company shall grant to the Executive an option to purchase 750,000 common shares of the Company exercisable for five years from the date of grant at a price per share equal to the closing market price of the Company’s common shares on the Toronto Stock Exchange on the day prior to grant, and otherwise in accordance with the terms of the Company’s Stock Option Plan.

(d)

Upon the Executive ceasing to act as Chief Executive Officer hereunder but provided the Executive agrees to continue to provide ongoing management consulting services to the Company, the Company shall grant to the Executive a further option to purchase 750,000 common shares of the Company exercisable for five years from the date of grant at a price per share equal to the closing market price of the Company’s common shares on the Toronto Stock Exchange on the day prior to grant, and otherwise in accordance with the terms of the Company’s Stock Option Plan.

(e)

The Company agrees to take such reasonable actions as may be necessary to maintain the term of the option grants referred to in subsections 3(c) and (d).

4.

Expenses

The Company shall reimburse the Executive for all reasonable travel or other expenses incurred in the performance of his duties under this Agreement.  The Executive shall furnish the Company with such statements, vouchers or receipts as may be required, and the Company shall pay the Executive such reimbursement forthwith after submission of required documentation.

5.

Term and Termination of Contract

This Agreement shall commence effective August 4, 2006 and continue for an initial term of two months. Thereafter it will automatically renew on a month to month basis unless notice of termination by either party is provided to the other not less than 30 days prior to the renewal date.  Following the completion of the Executive’s services as interim Chief Executive Officer of the Company, the Executive will provide the Company with such ongoing management consulting services as may be reasonably requested by the Company, subject to the Executive being granted the stock option referred to in subsection 3(d) hereof and otherwise on such terms as the parties in good faith may determine.

6.

Confidential Information

The Executive acknowledges that, prior to the date hereof he has been and thereafter during the term of this Agreement he may, from time to time, become privy to confidential or proprietary information of the Company and its subsidiaries (the "Protected Information"), including trade secrets and confidential or proprietary information, knowledge, documents or materials owned, developed or possessed by the Company, whether in tangible or intangible form, which is not publicly disseminated information.  Protected Information includes, but is not limited to, information, data, records, notes, reports, drill hole logs, calculations, opinions, maps, charts, drawings, sketches, plans, documents, applications, reports, studies and other information in written, oral or electronic form and whether or not noted thereon to be confidential pertaining to the properties held by or worked on by the Company, financial information or measures, financial results, business methods, future business plans, databases, matters of a technical nature, including know-how, data, formulae, secret processes and designs, models, operating procedures, knowledge of the organization, confidential or proprietary information received from third parties subject to a duty on the Company’s part to maintain the confidentiality of the third party information and to use it only for certain limited purposes, and other information of any nature whatsoever owned, developed or possessed by the Company.  The Executive hereby agrees to hold all Protected Information in confidence both during the term of this Agreement and afterwards.  The Executive also agrees that he will not, except as required in the conduct of the business of the Company or, as otherwise required by law, publish, disclose or make use of any of the Protected Information.  The Executive agrees to turn over to the Company all originals and copies of any such material in his possession or under his control, forthwith, at the request of the Company. The Executive agrees that the provisions of section 6 shall survive the termination of this Agreement regardless of the reason for such termination.

7.

Intellectual Property

The Executive acknowledges and agrees that all rights, title and interest in and to all intellectual property including inventions, discoveries and improvements, whether patentable or not, trade marks, copyright works, or designs which the Executive may make either alone or with others while he is employed with the Company are the sole and exclusive property of the Company, including all inventions, discoveries and Protected Information that may be developed by the Executive for the projects of the Company during the term of this Agreement, and the Executive agrees to waive all moral and legal rights to any copyright works he creates or assists in creating while he is employed with the Company.  The Executive agrees that whenever requested by the Company he shall provide the Company with information as it requires regarding such intellectual property, and shall execute any and all assignments, applications and other documents which the Company shall deem necessary in order for the Company to set up or preserve its intellectual property rights.  The Executive agrees that the provisions of section 7 survive the termination of this Agreement regardless of the reason for such termination.

8.

Independent Contractor

The Executive is not an employee of the Company but is an independent contractor to the Company. The Company shall not withhold or remit federal or provincial taxes, which shall be the sole responsibility of the Executive.

9.

Severable Clauses

A determination that any provision of this Agreement is unenforceable, in whole or in part, shall not affect the validity of any other provision.

 10.

Notice

Any notice in writing required to or permitted to be given by either party hereunder shall be sufficiently given if delivered to the other party personally, by telecopy or by electronic mail addressed to:

the Company at:

Twin Mining Corporation Suite 1250, 155 University Avenue Toronto, Ontario M5H 3B7 Attention: Chairman Telecopier No. 416-777-0014

or to the Executive at:

Bill Baird 301-675 Roselawn Avenue Toronto, Ontario M5N 1L2 E-mail: bill.baird@gmail.com

Any such notice which is delivered, telecopied or sent by electronic mail before 5:00 p.m. on any business day shall be deemed to have been delivered on that day.  Any notices delivered, telecopied or sent by electronic mail after that time on a business day or on a day that is not a business day, shall be deemed received on the next following business day.  In this Agreement, "business day" means a day that is not a Saturday, Sunday or statutory holiday in Toronto, Ontario.  Any address for the giving of notices hereunder may be changed by notice in writing to the other party.

11.

Governing Law and Survival

The provisions of this Agreement shall be governed by, interpreted, and enforced in accordance with the laws in force in the Province of Ontario and the laws of Canada applicable therein.  This Agreement shall extend and enure to the benefit of the personal representatives, successors and assigns of each of the parties.

12.

Entire Agreement

This Agreement and the Company’s Stock Option Plan constitute the entire agreement between the parties hereto relating to the subject matter of this Agreement.  No modification, waiver, amendment or replacement of this Agreement shall be effective unless made in writing and signed by the Executive and the Company.

 13.

Counterparts

This Agreement may be executed in one or more counterparts and may be executed and delivered by facsimile and each of which when executed and delivered shall be deemed an original and all of which counterparts and facsimiles together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF this agreement has been executed by the parties hereto.

TWIN MINING CORPORATION

By: _/s/ James K. Gray_______________

James Gray

Chairman

___________________

By: _/s/ Bill Baird        _______________

Witness

Bill Baird

Interim CEO